3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           AMERICANA PUBLISHING, INC.
                           --------------------------

TO THE SECRETARY OF STATE

STATE OF COLORADO

     The undersigned Incorporators, whose names and addresses are shown below, being legally competent to enter into contracts, the for the purpose of forming a corporation under the "Colorado Business Corporation Act" of the State of Colorado, do hereby adopt the following Certificate of Incorporation:

     1. Name and Principal Place of Business. The name of the Corporation is AMERICANA PUBLISHING, INC. The principal place of business is 555 E. IOTH Ave., Suite 101, Denver, CO 80203.

     2. Registered Office and Agent. The address of the Corporation's registered office in the State of Colorado is 555 E. IOTH Ave., Suite 101, Denver, CO 80203.

     The name of the registered agent at such address is George Lovato, Jr.

     3. Purpose and Duration. The purpose of the Corporation is: (1) publishing; and (2) any other lawful purposes. The duration of the Corporation is perpetual.

     4. Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to allot is one hundred million (100,000,000) shares of One Dollar ($.001) par value common stock and 20,000,000 of preferred which shall be no par value stock. The Board of Directors may, from time to time, fix a consideration for which said shares may be issued and sold, which consideration shall not be less than .001 cents per share.

     5. Directors. The powers of the Incorporators are to terminate upon the filing of the Certificate of Incorporation, after which such powers shall be exercised by the Directors who shall serve in such capacity until the first annual meeting of Shareholders, or until their successors are elected and qualify. The names and mailing addresses of the persons who are to serve as Directors until the first annual meeting of Shareholders are as follows:

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Americana Publishing, Inc.
Articles of Incorporation


     Directors                              Mailing Address
     ---------                              ---------------
     George Lovato, Jr.       555 E. 10TH Ave., Suite 101, Denver, CO 80203.
     Jay Simon                5528 E. Cheryl, Paradise Valley, AZ 85253
     Don White                8203 Willow Place South # 605, Houston TX 77070

     The number of Directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased under the Bylaws of any amendment or change thereto.

     6. Bylaws. The Directors of the Corporation shall have the power to adopt, alter or replace Bylaws for governing the Corporation, the conduct of its affairs, the management of its property, the transfer of shares and the rights or powers of the Shareholders, Directors, Officers and employees of the Corporation. Such power shall be exercised by two-thirds (2/3) majority vote of the Directors at any regular or special meeting duly convened after proper notice to such Directors has been given. Provided, however, nothing herein shall divest the Shareholders of the power, nor limit their power to adopt, amend or repeal such Bylaws.


     7. Preemptive Rights. The holders of shares of common stock of the Corporation shall have the preemptive right to purchase ratable according to their respective holdings any shares of the Corporation hereafter issued or allotted or any securities exchangeable for or convertible into such shares or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire shares.

     8. Indemnification. The Corporation shall indemnify any and all persons who may serve or who have served a any time as directors or officers and their respective heirs, administrators, successors and assigns, against any and all expenses, including any amounts paid upon judgments, counsel fees and amounts


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Americana Publishing, Inc.
Articles of Incorporation

paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement or any claim, action, suit or proceedings in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or an officer of the Corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceedings to be liable for his fraud, gross negligence or gross misconduct involving the Corporation in the performance of his duties. This paragraph shall be in addition to, and shall in no way limit, the power of the Corporation to indemnify any person by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officers, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     9. Incorporators. The name and mailing address of the Incorporators are as follows:

        Name                                    Mailing Address
        ----                                    ---------------
        George Lovato, Jr.       555 E. 10th Ave., Suite 101, Denver, CO 80203.
        Gordon H. Rowe III       40 N. Washington St.
                                 Monte Vista, CO 81144

     The undersigned Incorporators do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true.

                                                INCORPORATOR:


                                                George Lovato, Jr.


                                                Gordon H. Rowe III



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Americana Publishing, Inc.
Articles of Incorporation



STATE OF                   )
                           ) SS.
COUNTY OF                  )

     Before me, the undersigned, a notary public in and for said county and state, personally appeared George Lovato, Jr., the above-named Incorporator, to me known to be the identical person who executed the foregoing Certificate of Incorporation, who acknowledged to me that he executed the same as his free and voluntary act and deed and that the statements contained herein are true, on this _________ day of ____________ , 199___.


     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year last above written.

                                                      --------------------------
                                                      Notary Public
My Commission Expires:

---------------------------


STATE OF NEW MEXICO              )
                                 )SS.
COUNTY OF BERNALILLO             )

     Before me, the undersigned, a notary public in and for said county and state, personally appeared Gordon H. Rowe III, the above-named Incorporator, to me known to be the identical person who executed the foregoing Certificate of Incorporation, who acknowledged to me that he executed the same as his free an act and deed and that the statements contained herein are true, on this ________ day of __________ , 1999.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year last above written.

                                                        ------------------------
                                                              Notary Public
My Commission Expires:

---------------------------

SIGNATURE OF REGISTERED AGENT:


------------------------------
George Lovato, Jr.